Exhibit 10.4

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

BY AND AMONG

EXCO RESOURCES, INC.,

SOUTHERN G HOLDINGS, LLC

AND

CRIMSON EXPLORATION INC.

AND

CRIMSON EXPLORATION OPERATING, INC.

AS PURCHASER

Executed on May 8, 2007

TABLE OF CONTENTS

		Page
ARTICLE 1
PURCHASE AND SALE

Section 1.1.	Purchase and Sale	2
Section 1.2.	Assets	2
Section 1.3.	Anadarko Retained Assets	3
Section 1.4.	Effective Time; Proration of Costs and Revenues	4
Section 1.5.	Delivery and Maintenance of Records	5

ARTICLE 2
PURCHASE PRICE

Section 2.1.	Purchase Price	6
Section 2.2.	Adjustments to Cash Purchase Price	6
Section 2.3.	Allocation of Purchase Price for Tax Purposes	7

ARTICLE 3
TITLE MATTERS

Section 3.1.	Seller’s Title	8
Section 3.2.	Definition of Defensible Title	8
Section 3.3.	Definition of Permitted Encumbrances	10
Section 3.4.	Notice of Title Defect Adjustments	12
Section 3.5.	Casualty or Condemnation Loss	12
Section 3.6.	Government Approvals Respecting Assets	12

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1.	Environmental Access	13
Section 4.2.	NORM, Wastes and Other Substances	14
Section 4.3.	Environmental Defects	14

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Section 5.1.	Generally	15
Section 5.2.	Existence; Qualification and Capitalization	15
Section 5.3.	Power	16
Section 5.4.	Authorization and Enforceability	16
Section 5.5.	No Conflicts	16
Section 5.6.	Liability for Brokers’ Fees	17
Section 5.7.	No Business Conduct	17
Section 5.8.	Anadarko Purchase Agreement	17

EXHIBITS

Exhibit “A”	Leases and Mineral Interests

Exhibit ”A-1”	Wells, Future Wells and Units

Exhibit ”B”	Anadarko Purchase Agreement

Exhibit “C”	Assignment of Membership Interest

Exhibit “D”	Registration Rights Agreement

Exhibit ”E”	Seismic License

Exhibit “F”	Third Amendment to Anadarko Purchase Agreement

Exhibit ”G”	Title Defect Notice

Exhibit ”H”	Environmental Defect Notice

Exhibit ”I”	Transition Services Agreement

Exhibit “J”	Preliminary Settlement Statement

Exhibit “K”	First Amendment Letter Agreement to Anadarko Purchase Agreement

Exhibit “L”	Second Amendment to Anadarko Purchase Agreement

SCHEDULES
Schedule 1.4	Overhead Amounts

Schedule 5.2	Limited Liability Company Agreement

Schedule 5.5	Preference Rights and Transfer Requirements

Schedule 9.3	Proceedings

DEFINITIONS

“actual knowledge” has the meaning set forth in Section 5.1(b).

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2 to the Cash Purchase Price.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.  No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

“Agreed Accounting Firm” has the meaning set forth in Section 8.4(b).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement.

“Allocated Value” has the meaning set forth in Section 2.3.

“Anadarko” has the meaning set forth in the Recitals hereto.

“Anadarko Closing” means the consummation of the transactions contemplated by the Anadarko Purchase Agreement.

“Anadarko Closing Date” means the date of the Anadarko Closing.

“Anadarko Deductible” means the Deductible as defined in the Anadarko Purchase Agreement.

“Anadarko Purchase Agreement” has the meaning set forth in the Recitals hereto and is attached as Exhibit B as the Anadarko Purchase Agreement is in effect on the date hereof.

“Anadarko Purchase Price” means the Purchase Price as defined in the Anadarko Purchase Agreement.

“Anadarko Retained Assets” has the meaning set forth in Section 1.3.

“Anadarko Warranties” means the representations and warranties of Anadarko contained in the Anadarko Purchase Agreement insofar as such representations and warranties relate to the Assets and the Assumed Anadarko Obligations.

“Assessment” has the meaning set forth in Section 4.1.

v

“Assets” has the meaning set forth in Section 1.2.

“Assignment of Membership Interest” means that certain Assignment of Membership Interest in the form attached hereto as Exhibit C.

“Assumed Anadarko Obligations” has the meaning set forth in Section 9.3.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Cash Purchase Price” has the meaning set forth in Section 2.1.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim Notice” has the meaning set forth in Section 9.4(b).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Payment” has the meaning set forth in Section 8.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Contracts” has the meaning set forth in Section 1.2(d).

“Crimson Parent” has the meaning set forth in the preamble hereto.

“Crimson Parent Common Stock” has the meaning set forth in Section 2.1.

“Crimson Parent SEC Documents” has the meaning set forth in Section 6.13.

“Deductible” has the meaning set forth in Section 9.8(a).

“Defensible Title” has the meaning set forth in Section 3.2.

“DTPA” has the meaning set forth in Section 9.11(a).

“Due Diligence Materials” has the meaning set forth in Section 4.1.

“Earned” has the meaning set forth in Section 1.4(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.  The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“Event” has the meaning set forth in the definition of Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Anadarko Obligations” means Excluded Seller Obligations (as such term is defined in the Anadarko Purchase Agreement) that relate to the Assets.

“Final Cash Purchase Price” has the meaning set forth in Section 8.4(b).

“Final Settlement Date” has the meaning set forth in Section 8.4(b).

“First Amendment” has the meaning set forth in the Recitals.

“Fundamental Representations” has the meaning set forth in Section 9.4(a).

“Future Well” means a well to be drilled in the future on a Future Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the Effective Time.

“Future Well Location” means each drilling location identified on Exhibit A-1, subject to any depth restriction set forth in such Exhibit A-1 with respect to such location.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“incurred” has the meaning set forth in Section 1.4(b).

“Indemnified Party” has the meaning set forth in Section 9.7(a).

“Indemnifying Party” has the meaning set forth in Section 9.7(a).

“Invasive Activity” has the meaning set forth in Section 4.1.

“Lands” has the meaning set forth in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Lien” means any mortgage, pledge, hypothecation, lien, preference, security interest or other encumbrance.

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby.  Excluded from such Events for the purposes of determining whether a “Material Adverse Affect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (D) any effect resulting from a change in Laws or regulatory policies.

“Mineral Interests” has the meaning set forth in Section 1.2(a).

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 9.7(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” has the meaning set forth in Section 1.2(g).

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” or “Proceedings” means any proceeding, arbitrations, action, suit, pending settlement, or other legal proceeding of any kind or nature by or before any Governmental Body.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(a).

“Proprietary Seismic Data” means all of Seller’s proprietary geophysical, seismic and geological data collected or obtained from any 3D seismic surveys, covering the Lands, including any processed or reprocessed data.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Shares” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.5.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Records” has the meaning set forth in Section 1.2(i).

“REGARDLESS OF FAULT” MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE,

x

CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and between Crimson Parent and Seller in the form attached hereto as Exhibit D.

“Retained Preference Property” has the meaning set forth in Section 7.9.

“Retained TR Assets” has the meaning set forth in Section 7.9.

“Royalty Amounts” has the meaning set forth in Section 9.3.

“SEC” has the meaning set forth in Section 6.13.

“Second Amendment” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seismic License” means that certain seismic license covering Proprietary Seismic Data in the form attached hereto as Exhibit E.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of May 2, 2007, among Seller, as borrower, certain subsidiaries of Seller, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and lead arranger.

“Seller Indemnified Persons” has the meaning set forth in Section 9.6.

“Seller Indenture” means the Indenture, dated as of January 20, 2004, as amended and supplemented, among Seller, certain subsidiaries of Seller as guarantors, and Wilmington Trust Company, a Delaware banking corporation, as trustee, that governs Seller’s 7 ¼% Senior Notes Due 2011.

“Stock Purchase Price” has the meaning set forth in Section 2.1.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings with respect to all Taxes related to the Company or the Assets required to be filed by Seller or the Company.

“Third Amendment” has the meaning set forth in the Recitals.

“Third Party Claim” has the meaning set forth in Section 9.7(a).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2(d).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Transition Services Agreement” has the meaning set forth in Section 7.8.

“Units” has the meaning set forth in Section 1.2(c).

“UTPCPL” has the meaning set forth in Section 9.11(a).

“Warranty Well” means a Well or a Future Well, as the context requires.

“Wells” has the meaning set forth in Section 1.2(b).

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (the “Agreement”) is executed on May 8, 2007, by and among EXCO Resources, Inc., a Texas corporation (“Seller”), Southern G Holdings, LLC, a Delaware limited liability company (the “Company”), Crimson Exploration Inc., a Delaware corporation (“Crimson Parent”), and Crimson Exploration Operating, Inc., a Delaware corporation and wholly-owned subsidiary of Crimson Parent (“Purchaser”).

RECITALS

A.            Seller formed the Company on March 9, 2007 and owns 100% of the outstanding membership interests (the “Interests”) in the Company.

B.            Seller is a party to that certain Purchase and Sale Agreement, dated February 1, 2007, by and among Anadarko Petroleum Corporation, Anadarko E&P Company LP, Howell Petroleum Corporation, Kerr-McGee Oil & Gas Onshore LP (collectively, “Anadarko”) and Seller (the “Original Anadarko Purchase Agreement”), pursuant to which Seller purchased certain oil and gas properties from Anadarko, including, among others, the Assets.

C.            On April 13, 2007, Anadarko and Seller entered into the First Amendment Letter Agreement, a copy of which has been attached hereto as Exhibit K (the “First Amendment”).

D.            On May 1, 2007, Anadarko and Seller entered into the Second Amendment to Purchase and Sale Agreement, a copy of which has been attached hereto as Exhibit L (the “Second Amendment”).

E.             On the Anadarko Closing Date, Anadarko, Seller and the Company entered into the Third Amendment to Purchase and Sale Agreement, a copy of which has been attached hereto as Exhibit F (the “Third Amendment”), pursuant to which the Company was designated to take title to the Assets and to assume the Assumed Anadarko Obligations (the Original Anadarko Purchase Agreement as so amended by the First Amendment, Second Amendment and the Third Amendment, the “Anadarko Purchase Agreement”).

F.             Upon the terms and conditions set forth in the Anadarko Purchase Agreement, the Company took title to the Assets and assumed the Assumed Anadarko Obligations at the Anadarko Closing.

G.            Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all right, title and interest of Seller in the Interests, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1.           Purchase and Sale.

At the Closing, and upon the terms of this Agreement, Seller agrees to sell, transfer and convey the Interests to Purchaser, and Purchaser agrees to purchase, accept and pay for the Interests.

Section 1.2.           Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the Company’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Anadarko Retained Assets):

(a)           All (i) of the oil and gas leases; subleases and other leaseholds; carried interests; farmout rights; options; and other properties and interests described on Exhibit A, subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”) and (ii) fee mineral interests, fee royalty interests and other fee interests in oil, gas and other minerals described on Exhibit A (collectively, the “Mineral Interests”), (in each case) together with each and every kind and character of right, title, claim, and interest that the Company has in and to the lands covered by the Leases and the Mineral Interests and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)           All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Wells”);

(c)           All interests of the Company in or to any currently existing pools or units which include any Lands or all or a part of any Leases or Mineral Interests or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Mineral Interests, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interests of the Company in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Mineral Interests, and all tenements, hereditaments and appurtenances belonging to the Leases, the Mineral Interests and Units;

(d)           All contracts, agreements and instruments by which the Properties are bound or subject, or that relate to or are otherwise applicable to the Properties, only to the extent applicable to the Properties rather than Seller’s or any of its Affiliates’ other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent applicable to the Properties or the production of Hydrocarbons produced in association therewith from the Properties (hereinafter collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied and provided that “Contracts” shall not include the instruments constituting the Leases;

(e)           All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use in connection with the Properties, but excluding any permits and other rights to the extent transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not waived by Purchaser or satisfied;

(f)            All treatment and processing plants and equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties (“Equipment”);

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)           All Hydrocarbons produced from or attributable to the Leases, Mineral Interests, Lands, and Wells from and after the Effective Time, together with Imbalances associated with the Properties;

(i)            All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) reserve studies and evaluations, and (iv) records relating to the negotiation and consummation of the sale of the Interests (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes; and

(j)            All vehicles or vessels used exclusively in connection with the Assets.

Section 1.3.           Anadarko Retained Assets.

Notwithstanding the foregoing, subject to Section 7.9, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby all Assets not conveyed to the Company by Anadarko pursuant to the Anadarko Purchase Agreement, including pursuant to Sections 3.4(d)(iii) and 7.7 of the Anadarko Purchase Agreement (collectively, the “Anadarko Retained Assets”).

Section 1.4.           Effective Time; Proration of Costs and Revenues.

(a)           Subject to Section 1.5, possession of the Interests shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens attributable to the Assets were transferred from Anadarko to the Company effective as of 7:00 A.M., local time, where the respective Assets are located, on January 1, 2007 (the “Effective Time”), as described below.

(b)           Pursuant to the Anadarko Purchase Agreement, the Company is entitled to the benefit of all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.  Pursuant to the Anadarko Purchase Agreement, Anadarko is entitled to the benefit of all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and is responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.  “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, as applicable.  “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or, if none, the amounts shown under Schedule 1.4 shall be the overhead amounts deemed charged to the Assets, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 9 or elsewhere in this Agreement.  For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed.  For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they are placed into the storage facilities and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported.  Anadarko shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.  Seller has provided to Purchaser all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Cash Purchase Price pursuant to Section 2.2 hereof that has been used to determine the Closing Payment.  Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.  In each case, Purchaser and Company shall be responsible for the portion allocated to the period at and after the Effective Time and Anadarko shall be responsible for the portion allocated to the period before the Effective Time.  For purposes of this Section 1.4, the calculations and allocations contemplated hereby shall be made in the same manner as such calculations and allocations are made by Anadarko pursuant to the Anadarko Purchase Agreement insofar as such calculations and allocations relate to the Assets.

Section 1.5.           Delivery and Maintenance of Records.

To the extent that Seller holds any Records, Seller, at Seller’s sole cost and expense, shall deliver the Records (FOB Seller’s office) to Purchaser within thirty (30) days following Closing.  To the extent that any Records are held by Anadarko at or following the Closing, Seller shall use its reasonable best efforts to obtain such Records from Anadarko; provided that Seller shall not be obligated to utilize any greater level of effort to obtain such Records from Anadarko than Seller uses to obtain any other records from Anadarko to which Seller is entitled pursuant to the terms of the Anadarko Purchase Agreement.  Other than any original Records retained by Seller pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records maintained by the Company or its Affiliates.  Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for its own account.  Purchaser shall, and shall cause the Company to, preserve the Records for a period of ten (10) years following the Closing and will allow Seller and its representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records for any legitimate business reason of Seller, including in order for Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute; provided, however, that Purchaser or the Company shall not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that would cause Purchaser or the Company to violate any obligation to any third party or breach any restriction legally binding on Purchaser or the Company.  Any such access shall be at the sole cost and expense of Seller.  Unless otherwise consented to in writing by Seller, for a period of ten (10) years following the Closing Date, Purchaser shall not and shall cause its Affiliates (including the Company) not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

ARTICLE 2
PURCHASE PRICE

Section 2.1.           Purchase Price.

The purchase price for the Interests (the “Purchase Price”) shall be (a) $285,000,000, adjusted as provided in Section 2.2 (the “Cash Purchase Price”), payable in cash, and (b) 750,000 shares (the “Purchased Shares”) of common stock, par value $0.001 per share (“Crimson Parent Common Stock”), of Crimson Parent (the “Stock Purchase Price”).

Section 2.2.           Adjustments to Cash Purchase Price.

The Cash Purchase Price (before adjustment pursuant to this Section 2.2) for the Interests shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards, as applicable, in order to reach the Adjusted Purchase Price:

(a)           Reduced by the aggregate amount of the following proceeds received by the Company, but distributed to Seller, or received by Anadarko and not remitted to the Company, in each case, between (and including) the Effective Time and the Closing Date (with the period between the Effective Time and the Closing Date referred to as the “Adjustment Period”):  (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Seller by the purchaser of production) produced from or attributable to the Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Adjustment Period, provided that the amount of any such adjustment for the portion of the Adjustment Period that ends on the Anadarko Closing Date shall be the same amount by which the Anadarko Purchase Price is adjusted pursuant to Section 2.2(a) of the Anadarko Purchase Agreement in respect of the Properties and the Assets;

(b)           Reduced by $1,594,434 for all Retained Preference Property and Retained TR Assets;

(c)           Reduced by an aggregate of $2,297,764 with respect to (i) all Title Defects and (ii) all Environmental Defects pursuant to Section 4.3;

(d)           Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid and incurred during the Adjustment Period (including any overhead costs under Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a), provided that the amount of any such adjustment for the portion of the Adjustment Period that ends on the Anadarko Closing Date shall be the same amount by which the Anadarko Purchase Price is adjusted pursuant to Section 2.3(d) of the Anadarko Purchase Agreement in respect of the Properties and the Assets;

(e)           Reduced by the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by a Person other than the Company as of the Closing Date;

(f)            Increased or reduced as mutually agreed upon in writing prior to Closing by Seller and Purchaser;

(g)           Increased by the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to the Company as of the Effective Time (which value shall be computed at the applicable third-party contract prices for the month of December 2006 for such stored Hydrocarbons), provided that the amount of any such increase shall be the same amount by which the Anadarko Purchase Price is adjusted pursuant to Section 2.3(h) of the Anadarko Purchase Agreement in respect of the Assets;

(h)           Reduced by the actual net aggregate Imbalances, if any, owed to third-parties, as of the Effective Time, multiplied by a price of $3.00 per MMBtu, provided that the amount of any such reduction shall be the same amount by which the Anadarko Purchase Price is adjusted pursuant to Section 2.3(1) of the Anadarko Purchase Agreement in respect of the Assets; and

(i)            Increased by $150,811 to cover the costs and expenses of the transition operations to be provided by Anadarko pursuant to Section 1.11 of the Third Amendment.

Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, the Company’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser (and the Company) shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made.  Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s (and the Company’s) obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Purchaser (and the Company) shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

The Cash Purchase Price, adjusted as set forth in clauses (a) through (i) above, shall be increased by simple interest thereon from the Effective Time to the Closing Date, computed at the Agreed Interest Rate.

Section 2.3.           Allocation of Purchase Price for Tax Purposes.

Purchaser and Seller shall use good faith efforts to agree, as soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, upon an allocation of the unadjusted Purchase Price among each of the Assets (“Allocated Values”), in compliance with the principles of Section 1060 of the Code, and the Treasury regulations thereunder.  Such allocation of value shall be generally treated as Class V assets for purposes of

Internal Revenue Service Form 8594 to the extent possible consistent with the character of the Assets involved.  The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price to be allocated to such Asset by the parties pursuant to this Section 2.3, increased or reduced as described in this Article 2.  Any adjustments to the Purchase Price other than the adjustments provided for in Section 2.2(b) and Section 2.2(c) shall be applied on a pro rata basis to the amounts agreed to by the parties pursuant to this Section 2.3 for all Assets to the maximum extent possible consistent with the character of the adjustments.  After all such adjustments are made, any adjustments to the Purchase Price pursuant to Section 2.2(b) and Section 2.2(c) shall be applied to the amounts agreed to by the parties pursuant to this Section 2.3 for the particular affected Assets.  After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values.  Seller and Purchaser agree (i) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Income Tax Returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Bodies, in audit or other proceedings with respect to Taxes unless required by applicable Law or with the consent of the other party.  Purchaser and Seller agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such party or any Affiliate thereof at least ten (10) days prior to such filing.

ARTICLE 3
TITLE MATTERS

Section 3.1.           Seller’s Title.

(a)           Except for Seller’s representations and warranties contained in Section 5.11, Section 5.12 and Section 5.13, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of the Assets.

(b)           Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then (other than the right to assert a breach of any representation or warranty of Seller contained in Section 5.11, Section 5.12 or Section 5.13 following the Closing) Purchaser shall only be entitled to the adjustment to the Purchase Price pursuant to Section 2.2(c), and, other than the right to assert a breach of any representation or warranty contained in Section 5.11, Section 5.12 or Section 5.13 following the Closing, shall be precluded from also asserting such matter as the basis of the breach of any representation or warranty of Seller set forth in Article 5.

Section 3.2.           Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of the Company with respect to the Units, Warranty Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances:

(a)           Entitles the Company to receive a share of the Hydrocarbons produced, saved and marketed from any Unit, Warranty Well or other Asset shown in Exhibit A-1 throughout the duration of the productive life of such Unit, Warranty Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Warranty Well or other Asset, except for decreases in connection with those operations in which the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in such Exhibit A-1;

(b)           Obligates the Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit, Warranty Well or other Asset shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Unit, Warranty Well or other Asset without increase throughout the productive life of such Unit, Warranty Well or other Asset, except as stated in Exhibit A-1 and except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in the Net Revenue Interest of the Company; and

(c)           Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects.

(d)           As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) not to have Defensible Title in and to the Units, Warranty Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing.  As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) in any Unit, Warranty Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in the working interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) above that shown in Exhibit A-1 as of the Effective Time.  Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)                                     defects based solely on (1) lack of information in the files of Seller or the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period), or (2) references to a document(s) if such document(s) is not in the files of Seller or the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period);

(ii)                                  defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized;

(iii)                               defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located;

(iv)                              defects based on a gap in the chain of title of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) in the county or parish records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and

(v)                                 defects that have been cured by applicable Laws of limitation or prescription.

Section 3.3.           Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)           Royalties and any overriding royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce the Net Revenue Interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) below that shown in Exhibit A-1 or increase the working interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(b)           All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce the Net Revenue Interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) below that shown in Exhibit A-1 or increase the working interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest;

(c)           Preference Rights applicable to this or any future transaction;

(d)           Transfer Requirements applicable to this or any future transaction;

(e)           Liens for current Taxes or assessments not yet delinquent;

(f)            Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law);

(g)           All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Assets or interests therein by means of the sale of the Interests pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance;

(h)           Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)            Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce the Net Revenue Interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) below that shown in Exhibit A-1, (ii) increase the working interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)            Calls on Hydrocarbon production under existing Contracts;

(k)           All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)            Any encumbrance on or affecting the Assets which is discharged by the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) at or prior to Closing;

(m)          Any matters shown on Exhibit A-1;

(n)           Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce the Net Revenue Interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) below that shown in Exhibit A-1, or increase the working interest of the Company (or its predecessor in interest to such Unit, Warranty Well or other Asset during the Adjustment Period) above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest;

(o)           Imbalances associated with the Assets; and

(p)           Liens granted under applicable joint operating agreements.

Section 3.4.           Notice of Title Defect Adjustments.

(a)           Attached as Exhibit G (the “Title Claim Date”) is a notice to Purchaser setting forth all Title Defects relating to the Assets that were identified by Seller pursuant to Section 3.4(a) of the Anadarko Purchase Agreement (the “Title Defect Notice”).

Section 3.5.           Casualty or Condemnation Loss.

From and after the Effective Time, Purchaser shall assume all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

Section 3.6.           Government Approvals Respecting Assets.

(a)           Federal and State Approvals.  To the extent that the Company has not previously done so pursuant to Section 3.7 of the Anadarko Purchase Agreement, Purchaser shall, within thirty (30) days after the Anadarko Closing and at Purchaser’s own expense, file (or cause the Company to file) for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets from Anadarko to the Company.  Purchaser further agrees, promptly after Closing, to take (or cause the Company to take) all other actions reasonably required by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction and the sale of the Assets to the Company pursuant to the Anadarko Purchase Agreement, and to use its commercially reasonable efforts to obtain the approval by such federal or state agencies, as applicable, of Anadarko’s assignment documents pursuant to the Anadarko Purchase Agreement requiring federal or state approval in order for the Company to be recognized by the federal or state agencies as the owner of the Assets.  Purchaser shall provide Seller with the resignation and designation of operator instruments, and approved copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

(b)           Title Pending Governmental Approvals.  Until all of the governmental approvals contemplated by Section 3.6(a) have been obtained, the parties acknowledge that the following shall occur pursuant to the Anadarko Purchase Agreement with respect to the affected portion of the Assets:

(i)                                     Anadarko shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Seller;

(ii)                                  The Company shall be responsible for all Assumed Anadarko Obligations with respect to the affected Leases and other affected portion of the Assets as if the Company was the record owner of such Leases and other portion of the Assets as of the Effective Time; and

(iii)                               Anadarko shall act as Seller’s nominee but shall be authorized to act only upon and in accordance with Seller’s instructions, and Anadarko shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Seller in writing.  Seller, at Purchaser’s and the Company’s expense, shall take reasonable direction from Purchaser in requesting any such tasks or functions.

(c)           Denial of Required Governmental Approvals.  Purchaser acknowledges that pursuant to the Anadarko Purchase Agreement, if the federal or state agency fails to do so within twenty-four (24) months after the Anadarko Closing, Anadarko may continue to hold record title to the affected Leases and other affected Assets as Seller’s nominee or, at Anadarko’s option, it may terminate the Anadarko Purchase Agreement and all its obligations thereunder as to the affected Leases and other affected portion of the Assets by giving sixty (60) days written notice to Seller, which upon such termination:  (i) the Anadarko Purchase Agreement shall be null and void and terminated as to the affected Leases and other affected portion of the Assets, (ii) Purchaser and the Company shall promptly reassign and return to Anadarko the assignment documents and any and all other documents, materials and data previously delivered to the Company with respect to the affected Leases and other affected portion of the Assets, and (iii) Anadarko shall pay to the Company (or Seller for the benefit of the Company) the Allocated Value of the affected Property (without interest), less the proceeds of Hydrocarbon production received by the Company (which the Company may retain as its sole property) net of all expenses, overhead, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens, liens, or encumbrances created by the Company which must be released prior to this payment) attributable to the affected Leases or other affected portion of the Assets from the Effective Time forward, plus interest payable on such net amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to the Company (or Seller for the benefit of the Company).  Purchaser further acknowledges (on behalf of itself and its Affiliates) that in no event, however, shall Anadarko or Seller or any of their respective Affiliates ever be required to reimburse Purchaser or the Company or any of their respective Affiliates for any expenditures associated with workovers, recompletions, sidetracks, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Anadarko or any of its Affiliates.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1.           Environmental Access.

Purchaser acknowledges that Seller has afforded, and has caused the Company to afford, to Purchaser and its officers, employees, agents and authorized representatives, at the sole cost and expense of Purchaser, reasonable access to all due diligence materials and information, environmental reports, work papers and other information relating to the Assets either developed by Seller or obtained from Anadarko (the “Due Diligence Materials”), but only to the extent that Seller could do so without violating any obligations to any third party.  Purchaser further acknowledges that Seller has made available, and caused the Company to make available, to Purchaser, upon reasonable notice during normal business hours, Seller’s personnel and consultants knowledgeable with respect to the Assets and such Due Diligence Materials in order that Purchaser could make such diligent investigation as Purchaser considered desirable.  Purchaser acknowledges (and accepted the risk) that it had no right to conduct an environmental assessment of all or any portion of the Properties (an “Assessment”) or any sampling, boring, drilling or other invasive investigative activity with respect to the Properties (an “Invasive Activity”), but that Seller provided Purchaser with a copy of the final draft of all environmental reports prepared by, or on behalf of, Seller with respect to any Assessment or Invasive Activity conducted on the Properties pursuant to the Anadarko Purchase Agreement.

Section 4.2.           NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.  Equipment and sites included in the Assets may contain Hazardous Materials, including NORM.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM.  Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3.           Environmental Defects.

Attached as Exhibit H is a notice to Purchaser of all violations of an Environmental Law (other than with respect to NORM) relating to the Assets (in each case, an “Environmental Defect”) identified by Seller pursuant to Section 4.3 of the Anadarko Purchase Agreement (an “Environmental Defect Notice”).  The Environmental Defect Notice includes (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Warranty Wells and associated Assets affected by the Environmental Defect, (iii) the Lowest Cost Response to eliminate the Environmental Defect in question, as determined by Anadarko and Seller in accordance with the Anadarko Purchase Agreement (the “Environmental Defect Amount”), and (iv) a copy of the environmental defect notice (redacted to show only the information that relates to the Assets) delivered to Anadarko by Seller pursuant to the Anadarko Purchase Agreement and a copy of the supporting documents provided by Seller to Anadarko pursuant to Section 4.3 of the Anadarko Purchase Agreement to verify the existence of the alleged Environmental Defect(s).  Each of Purchaser, the Company and Crimson Parent has no right to assert any Environmental Defect other than such Environmental Defects contained in the Environmental Defect Notice.  The parties adjusted the Cash Purchase Price to reflect the Environmental Defect Amounts for all Environmental Defects by the amount set forth in Section 2.2(e) which is Purchaser’s exclusive remedy for Environmental Defects.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Section 5.1.           Generally.

(a)           For purposes of this Agreement, (i) any representations or warranties given pursuant to Section 5.5, to the extent that such representation or warranty relates to the Assets, shall be deemed made with respect to events, acts or omissions occurring or conditions coming into existence on or after the Anadarko Closing Date, (ii) Seller shall not be deemed to be in breach of this Agreement to the extent such representations or warranties contained in Section 5.5 are inaccurate due to events, acts or omissions occurring or existing or conditions occurring or existing prior to the Anadarko Closing Date that do not constitute a material breach by Seller of any covenants in this Agreement, and (iii) the Schedules to this Agreement are based on information provided to Seller in connection with the Anadarko Purchase Agreement.

(b)           Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller or its Affiliates or those employees of Seller or any of its Affiliates who have responsibility for the Assets and who have the following titles:  all officers of EXCO with the title of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Vice President.  “Actual knowledge” for purposes of this Agreement means information actually personally known by such Persons.

(c)           Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(d)           Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 9.10, Section 9.11, and Section 9.12 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser and Crimson Parent the matters set out in the remainder of this Article 5.

Section 5.2.           Existence; Qualification and Capitalization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a Material Adverse Effect.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited liability company where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

(b)           Subject to the terms of the limited liability company agreement and the other organizational documents of the Company, a true and correct copy of which are attached hereto as Schedule 5.2 (collectively, the “Limited Liability Company Agreement”), Seller is the beneficial and record owner and has good and marketable title to the Interests, free and clear of all liens, charges, encumbrances, obligation, security interests, pledges or other limitations or restrictions, preemptive rights, preferential arrangements or restrictions of any kind, including any restriction of the use, voting, transfer, right to income or any other incidents of ownership.  Seller has the full legal right, power and authority to sell such Interests to Purchaser in accordance with the terms of this Agreement.  Upon payment of the Purchase Price in accordance with the terms of this Agreement, Purchaser will acquire good and marketable title to the Interests free and clear of all liens, charges, encumbrances, obligation, security interests, pledges or other limitations or restrictions.  No membership interests of the Company are reserved for issuance.  Except for the Interests, there are not outstanding or in existence (i) membership interests or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for membership interests or other voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue or sell, any membership interests or other voting securities or any securities of the Company convertible into or exchangeable for such membership interests or voting securities, or (iv) equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Company.

Section 5.3.           Power.

Seller and the Company have the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4.           Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or partnership action on the part of Seller and the Company.  This Agreement has been duly executed and delivered by Seller and the Company (and all documents required hereunder to be executed and delivered by Seller and the Company at Closing will be duly executed and delivered by Seller and the Company, respectively) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller and the Company, enforceable against Seller and the Company, respectively, in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5.           No Conflicts.

Subject to compliance with the Preference Rights and Transfer Requirements set forth in Schedule 5.5, the execution, delivery and performance of this Agreement by Seller and the Company, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, bylaws, limited liability company agreement or similar governing documents of Seller or the Company, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller or the Company is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller or the Company as a party in interest, (iv) violate any Laws applicable to Seller or the Company or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the sale of the Interests or they are customarily obtained subsequent to the sale thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

Section 5.6.           Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates (including the Company), for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7.           No Business Conduct.

The Company was organized on March 9, 2007.  Since its organization to the Closing Date, the Company has engaged in no activity other than in connection with (a) its organization, (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, (c) obtaining the right to receive the Assets by transfer from Anadarko pursuant to the Anadarko Purchase Agreement, (d) its compliance with the Seller Indenture and the Seller Credit Agreement and (e) the completion of the transactions contemplated by the Anadarko Purchase Agreement and the ancillary documents thereto and the ownership and operation of the Assets.  As of the Closing, there were no liabilities or obligations contingent or otherwise, and no assets of the Company, other than liabilities or obligations arising or existing under or resulting from, and the Assets acquired pursuant to, (i) this Agreement, (ii) the ownership and operation of the Assets, (iii) the Anadarko Purchase Agreement, (iv) the Conveyance (as defined in the Anadarko Purchase Agreement) to which the Company is a party, (v) the Transition Services Agreement, (vi) the Seller Indenture, (vii) the Seller Credit Agreement and (viii) the Limited Liability Company Agreement.  As of the Closing, the Company will be released from its liabilities and obligations under the Seller Indenture and the Seller Credit Agreement.  Without limiting the generality of the foregoing, the Company does not and has not ever had any employees or any benefit plan, agreement or arrangement or any “employee benefit plan” within the meaning of any applicable Laws.

Section 5.8.           Anadarko Purchase Agreement.

(a)           To Seller’s knowledge, except as disclosed in writing to Purchaser prior to the Closing, (i) all of the  Anadarko Warranties were true and accurate in all material respects as though made on and as of the Anadarko Closing Date, except to the extent that any such Anadarko Warranty was made as of a specified date, in which case such Anadarko Warranty was true and correct in all material respects as of such specified date, and (ii) Anadarko performed and observed in all material respects its covenants and agreements contained in the Anadarko Purchase Agreement to be performed or observed by Anadarko under the Anadarko Purchase Agreement prior to or on the Anadarko Closing Date (in the case of the foregoing clauses (i) and (ii), insofar as, and solely to the extent that, such Warranties, covenants or agreements relate to the Assets or the Assumed Anadarko Obligations), and neither Seller nor Company has executed any waivers in respect of any such untruth, inaccuracy, breach or nonperformance.

(b)           There was (i) no occurrence or failure to occur of any event that caused any of Seller’s representations and warranties contained in the Anadarko Purchase Agreement (insofar as, and solely to the extent that, such representations and warranties relate to the Assets or the Assumed Anadarko Obligations) to be untrue or inaccurate in any material respect as though made on and as of the Anadarko Closing Date, except to the extent that any such representations and warranties was made as of a specified date, in which case such representation or warranty was true and correct in all material respects as of such specified date, and (ii) no breach or nonperformance by Seller in any material respect of any covenant or agreement contained in the Anadarko Purchase Agreement to be performed or observed by Seller under the Anadarko Purchase Agreement prior to or on the Anadarko Closing Date (in the case of the foregoing clauses (i) and (ii), insofar as, and solely to the extent that, such covenant or agreement relates to the Assets or the Assumed Anadarko Obligations), in the case of the foregoing clauses (i) and (ii), that would have a Material Adverse Effect.

(c)           Seller has previously provided Purchaser with copies of all Title Defect Notices and Environmental Defect Notices (each as defined in the Anadarko Purchase Agreement) provided by Seller to Anadarko pursuant to the terms of the Anadarko Purchase Agreement.

Section 5.9.           Litigation.

As of the date hereof, there are no Proceedings pending, or to the actual knowledge of Seller, threatened in writing before any Governmental Body against Seller or any Affiliate of Seller which are reasonably likely to impair materially Seller’s ability to perform its obligations under this Agreement.  Except as set forth on Schedule 9.3, there are no Proceedings pending, or to the actual knowledge of Seller, threatened in writing, which relate to the Assets.

Section 5.10.        Disregarded Entity.

For U.S. federal income tax purposes, the Company is and has been disregarded as an entity separate from its owner within the meaning of Section 301.7701-2 of the United States Treasury Regulations, and neither Seller nor any Affiliate of Seller has made an election under the entity classification regulations promulgated pursuant to Section 7701 of the Code to treat the Company as an entity taxable as a corporation.

Section 5.11.        Contract Review

Except as to any Contracts, copies of which have been provided or made available to Purchaser (to which this Section 5.11 does not apply), Seller has reviewed the Contracts that were provided to Seller by Anadarko and deemed material by Seller and concluded that such Contracts contained customary provisions that would be reasonably acceptable to a reasonably prudent purchaser, similarly situated to Seller and engaged in the business of owning and operating oil and gas properties, if it were to purchase and operate the Assets.

Section 5.12.        Preference Rights and Transfer Requirements.

Except for the items listed on Schedule 5.5, all of the Preference Rights affecting the Assets have been waived and all Transfer Requirements affecting the Assets have been met.

Section 5.13.        No Conveyances, Liens or Transfers.

Except for (a) the Company becoming a subsidiary guarantor pursuant to the terms of the Seller Indenture and the Seller Credit Agreement after the Anadarko Closing and (b) any Lien on the Company or the Assets pursuant to the terms of the Seller Credit Agreement, each of which guaranties and Liens will be released as of the Closing, the Company has not conveyed, encumbered or otherwise transferred any interest in the Assets.

Section 5.14.        Investment Representations.

(a)           Seller is acquiring the Purchased Shares for its own account, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws, without prejudice, however, to Seller’s right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities laws, whether pursuant to the Registration Rights Agreement or otherwise, or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated under the Securities Act).

(b)           Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(c)           Seller understands that the Purchased Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that Crimson Parent is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Purchase Shares.  Seller understands that the Purchased Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from Crimson Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be transferred without registration under the Securities Act or pursuant to an exemption therefrom.

Section 5.15.        Casualty or Condemnation Losses.

Seller did not receive or become entitled to any remedy pursuant to Section 3.5(b) or (c) of the Anadarko Purchase Agreement at the Anadarko Closing for any loss of any portion of the Assets due to destruction by fire or other casualty or taking by condemnation or right of eminent domain.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND CRIMSON PARENT

Purchaser and Crimson Parent jointly and severally represent and warrant to Seller the following:

Section 6.1.           Existence and Qualification.

Each of Purchaser and Crimson Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and each of Purchaser and Crimson Parent is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser or Crimson Parent; and Purchaser is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2.           Power.

Each of Purchaser and Crimson Parent has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3.           Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Crimson Parent.  This Agreement has been duly executed and delivered by Purchaser and Crimson Parent (and all documents required hereunder to be executed and delivered by Purchaser or Crimson Parent at Closing have been duly executed and delivered by Purchaser and Crimson Parent) and this Agreement and such documents constitute the valid and binding obligations of Purchaser and Crimson Parent, enforceable against Purchaser and Crimson Parent in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4.           No Conflicts.

Subject to compliance with the HSR Act and Regulation D of the Securities Act and applicable state securities laws, the execution, delivery and performance of this Agreement by Purchaser and Crimson Parent, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser or Crimson Parent, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser or Crimson Parent is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser or Crimson Parent as a party in interest, or (iv) violate any Law applicable to Purchaser or Crimson Parent or any of their respective assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or Crimson Parent or the transactions contemplated hereby.

Section 6.5.           Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Crimson Parent, Purchaser or their respective Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6.           Litigation.

There are no Proceedings pending, or to the actual knowledge of Purchaser or Crimson Parent, threatened in writing before any Governmental Body against Purchaser, Crimson Parent or any Affiliate of Purchaser or Crimson Parent which are reasonably likely to impair materially Purchaser’s or Crimson Parent’s ability to perform its obligations under this Agreement.

Section 6.7.           Financing.

Purchaser has sufficient sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8.           Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement or confirmed in any certificate furnished or to be furnished to Purchaser or Crimson Parent pursuant to this Agreement, Purchaser and Crimson Parent represent and acknowledge that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser and Crimson Parent have not relied upon any oral or written information provided by Seller.  Without limiting the generality of the foregoing, Purchaser and Crimson Parent represent and acknowledge that Seller has not made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.  Purchaser and Crimson Parent further represent and acknowledge that they are knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that they have had access to the Company, the Assets (to the extent within the power and control of Seller to provide such access), the officers and employees of Seller and the Company, and the books, records and files made available by Seller relating to the Company and the Assets (to the extent within the power and control of Seller to provides access to such books, records and files), and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Crimson Parent have relied solely on the basis of their own independent due diligence investigation of the Company and the Assets and Seller’s representations and warranties contained in this Agreement.

Section 6.9.           SEC Disclosure.

Purchaser is acquiring the Interests for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities laws.

Section 6.10.        Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser or Crimson Parent, being contemplated by, or threatened against Purchaser or Crimson Parent.

Section 6.11.        Capitalization of Crimson Parent.

(a)           The authorized capital stock of Crimson Parent consists of (i) 200,000,000 shares of Crimson Parent Common Stock, (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 12,000 shares are designated as Series D Preferred Stock, par value $0.01 per share, (B) 9,000 shares are designated as Series E Cumulative Convertible Preferred Stock, par value $0.01 per share, (C) 81,000 shares are designated as Series G Convertible Preferred Stock, par value $0.01 per share, and (D) 6,500 shares are designated as Series H Convertible Preferred Stock, par value $0.01 per share.

(b)           Since March 19, 2007 through the date hereof, except as disclosed in the Crimson Parent SEC Documents, Crimson Parent has not issued any additional shares of its capital stock, or any security convertible into or exchangeable or exercisable for shares of such capital stock, other than upon the exercise of stock options, and Crimson Parent has not acquired any additional shares of Parent Common Stock in treasury.

(c)           All of the issued and outstanding shares of Crimson Parent Common Stock and capital stock of Purchaser have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights or other rights to subscribe for or purchase securities. Each Purchased Share to be issued as the Stock Purchase Price has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights or other rights to subscribe for or purchase securities.

(d)           Except as set forth in the Crimson Parent SEC Documents, as of the date hereof, (i) no shares of capital stock or other equity securities of Crimson Parent are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Crimson Parent or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Crimson Parent, requiring Crimson Parent to grant, issue or sell any shares of the capital stock or other equity interests of Crimson Parent or any of its subsidiaries by sale, lease, license or otherwise and (ii) Crimson Parent does not have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Crimson Parent or any of its subsidiaries.

(e)           No bonds, debentures, notes or other indebtedness of Crimson Parent having the right to vote (whether currently or upon the occurrence of an event) on any matters on which the stockholders of Crimson Parent or any of its subsidiaries may vote are issued or outstanding or subject to issuance.

Section 6.12.        Certificate of Incorporation and By-Laws.

True, correct and complete copies of the Certificates of Incorporation and By-laws, each as amended to date, of Crimson Parent and Purchaser have been provided to Seller. The Certificates of Incorporation and By-laws of Crimson Parent and Purchaser are in full force and effect. Neither Crimson Parent nor Purchaser is in violation of any provision of its Certificate of Incorporation or By-laws.

Section 6.13.        SEC Documents and Other Reports of Crimson Parent.

Crimson Parent has filed all documents required to be filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof by it and its subsidiaries under the Securities Act or the Exchange Act (the “Crimson Parent SEC Documents”). As of their respective dates, or if amended as of the date of the last such amendment, the Crimson Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Crimson Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including related notes) of Crimson Parent included in the Crimson Parent SEC Documents fairly present in all material respects the consolidated financial position of Crimson Parent and its consolidated subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act) in conformity with GAAP (except in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 6.14.        No Required Vote of Crimson Parent Stockholders.

No vote of the stockholders of Crimson Parent is required by law or by the Certificate of Incorporation or By-laws of Crimson Parent in order for Crimson Parent and Purchaser to consummate the transactions contemplated hereby, including the issuance of the Purchased Shares.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1.           Statements of Revenues and Expenses.

(a)           Seller shall use its commercially reasonable efforts to cause Anadarko to prepare at the sole cost and expense of Purchaser, either (i) if relief is granted by the U.S. Securities and

Exchange Commission, statements of revenues and direct operating expenses and all notes thereto related to the Assets or (ii) if such relief is not granted by the U.S. Securities and Exchange Commission, the financial statements required by the U.S. Securities and Exchange Commission (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Statements of Revenues and Expenses”) in each case of clauses (i) and (ii), that will be required of Purchaser or any of its Affiliates in connection with reports, registration statements and other filings to be made by Purchaser or any of its Affiliates related to the transactions contemplated by this Agreement with the U.S. Securities and Exchange Commission pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited.  Seller (x) shall cooperate with and, to the extent permitted by Anadarko, permit Purchaser to reasonably participate in the preparation of the Statements of Revenues and Expenses and (y) shall provide Purchaser and its representatives with reasonable access to the personnel of Seller and its Affiliates who participate in the preparation of the Statements of Revenues and Expenses.  Seller shall deliver the Statements of Revenues and Expenses to Purchaser promptly after Seller receives such financial statements from Anadarko.

(b)           Promptly after the date of this Agreement, Seller shall engage KPMG, LLP to perform an audit of the Statements of Revenues and Expenses and shall use commercially reasonable efforts to cause KPMG, LLP to issue unqualified opinions with respect to Statements of Revenues and Expenses (the Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to Statements of Revenues and Expenses in reports filed by Purchaser or any of its Affiliates under the Exchange Act or the Securities Act, as needed.  Purchaser shall reimburse Seller for all fees charged by KPMG, LLP pursuant to such engagement.  Seller shall take all action as may be necessary to facilitate the completion of such audit and delivery of the Audited Financial Statements to Purchaser or any of its Affiliates as soon as reasonably practicable, but no later than ten (10) days prior to the date that such Audited Financial Statements would be required to be filed by Purchaser or any of its Affiliates with a report on Form 8-K or an amendment thereto under the Exchange Act.  Seller shall provide to Purchaser a draft of the Audited Financial Statements no later than fifteen (15) days prior to the date that such Audited Financial Statements would be required to be filed by Purchaser or any of its Affiliates with a report on Form 8-K or an amendment thereto under the Exchange Act.  Seller shall keep Purchaser regularly informed regarding the progress of such audit and also shall periodically provide Purchaser with copies of drafts of the Audited Financial Statements and related audit opinions.

Section 7.2.           Government Reviews.

Seller and Purchaser shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3.           Public Announcements.

At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Seller and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.4.           Tax Matters.

Subject to the provisions of Section 10.3, Seller shall be responsible for all Taxes related to the Company or the Assets (other than ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed in Section 1.4) prior to the Closing Date, and Purchaser shall be responsible for all other such Taxes related to the Company or the Assets on or after the Closing Date.  Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Company or the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes).  Purchaser shall file all Tax Returns that are required to be filed after the Closing Date relating to the Company or the Assets and shall handle payment to the appropriate Governmental Body of all Taxes required to be paid with respect to such Tax Return.

Section 7.5.           Further Assurances.

After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.6.           Anadarko Purchase Agreement.

(a)           Purchaser acknowledges that neither Seller nor the Company had ownership or control of the Assets prior to the Anadarko Closing.  Purchaser further acknowledges that it has received a copy of the Anadarko Purchase Agreement, together with all exhibits and schedules thereto.

(b)           Following the Anadarko Closing, Seller shall comply with the covenants, agreements and obligations of Seller contained in the Anadarko Purchase Agreement (including, without limitation Sections 3.7, 7.8, 11.1 and 11.3 of the Anadarko Purchase Agreement) insofar as, and to the extent that, such covenants, agreements and obligations relate to the Company or the Assets.

(c)           Seller agrees that (i) any waiver following the Anadarko Closing by it of the performance by Anadarko of any covenant or agreement of Anadarko contained in the Anadarko Purchase Agreement, the waiver of which would adversely affect the Assets, or (ii) any amendment or modification of the Anadarko Purchase Agreement following the Anadarko Closing that would adversely affect the Assets, in each case shall be subject to the Purchaser’s prior written consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed) or absent obtaining such Purchaser’s consent, any Losses that any Purchaser Indemnified Party incurs due to such waiver, amendment or modification shall be subject to indemnification by Seller pursuant to Section 9.5(c).

(d)           In consideration of the benefits that Purchaser, the Company and Crimson Parent shall receive pursuant to Section 1.11 of the Third Amendment, Purchaser and the Company agree (i) to pay (or, if previously paid by Seller, to reimburse Seller for) all costs and expenses associated with the continued employment of the Employees (as defined in the Third Amendment, which Employees are set forth on Exhibit X thereto) during the transition period specified in the Transition Services Agreement, including, but not limited to, the costs and expenses of any employee benefits and increase of severance arrangements previously offered by Anadarko to such Employees, (ii) to reimburse Anadarko (or, if Anadarko is previously reimbursed by Seller, Seller) within ten (10) days after receipt of an invoice therefor (whether from Anadarko or from Seller) all costs and expenses related to such extension of the terms of the Brammer Agreement (as defined in the Third Amendment), and (iii) assume and perform Seller’s obligation pursuant to Section 1.10(iii) of the Third Amendment to indemnify, defend, and hold harmless the Seller Indemnified Persons (as defined in the Anadarko Purchase Agreement) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person (as defined in the Anadarko Purchase Agreement), directly or indirectly, to the extent resulting from, arising out of, or relating to the continued employment of the Employees and extension of the term of the Brammer Agreement during the transition period.

Section 7.7.           Insurance.

(a)           Effective as of the Closing Date, Purchaser shall cause the following insurance to be carried and maintained with respect to the Company and the Assets:  (i) general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage, including property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Purchaser may enter under the terms of this Agreement; and (ii) operators extra expense insurance with limits of not less than $1,000,000.00 per occurrence, covering the costs of controlling a blowout, and certain other related and/or resulting costs and seepage and pollution liability.

Section 7.8.           Transition Services Agreement.

At the Anadarko Closing, Seller and the Company entered into a transition services agreement with Anadarko in substantially the form attached as Exhibit I hereto (the “Transition Services Agreement”).  Purchaser acknowledges that the Company shall be liable for, and Purchaser agrees that it shall cause the Company to pay, 25% of the management fee payable to Anadarko pursuant to the Transition Services Agreement.

Section 7.9.           Preference Rights and Transfer Requirements.

The Assets subject to Preference Rights (“Preference Property”) described on Schedule 5.5(a) have been conveyed to Seller (and not the Company) at the Anadarko Closing and will not be held by the Company at the Closing and the Purchase Price has been reduced pursuant to Section 2.2(b) by the Allocated Value of such Preference Property because as of the Closing Date the holder of the Preference Right in respect of such Preference Property has not yet exercised or waived its Preference Right and the time in which the Preference Right may be exercised has not yet expired (the “Retained Preference Property”).  The Assets described on Schedule 5.5(b) were not conveyed to the Company by Anadarko at the Anadarko Closing and will not be held by the Company at the Closing and the Purchase Price has been reduced pursuant to Section 2.2(b) by the Allocated Value of such Assets because as of the Closing Date such Assets remain subject to a Transfer Requirement that has not been waived, complied with or otherwise satisfied prior to the Anadarko Closing or the Closing (the “Retained TR Assets”).  The Retained Preference Property will be conveyed by Seller to Purchaser and the Company at a delayed Closing (which shall become the new Closing Date with respect to such Retained Preference Property) within ten (10) days following the date on which Seller obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights with respect to such Retained Preference Property as contemplated by this Section 7.9.  The Retained TR Assets will be conveyed by Seller (or by Anadarko at the direction of Seller) to Purchaser and the Company at a delayed Closing (which shall become the new Closing Date with respect to such Retained TR Assets) within ten (10) days following the date on which Anadarko and/or Seller complies with, obtains a waiver of or otherwise satisfies all remaining Transfer Requirements with respect to such Anadarko Retained Assets and such Retained TR Assets are conveyed to Seller (or Anadarko agrees to convey such Retained TR Assets directly to Purchaser or the Company).  At any delayed Closing, Purchaser shall pay to or at the direction of Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Preference Property or Retained TR Asset (in each case, as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Preference Property or Retained TR Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Preference Property or Retained TR Asset shall be eliminated from the Assets and this Agreement and shall not be transferred or conveyed to Purchaser or the Company, unless Seller and Purchaser agree to proceed with a closing on such Retained Preference Property or Retained TR Asset, in which case Seller and Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Preference Property or Retained TR Asset.

ARTICLE 8
CLOSING

Section 8.1.           Time and Place of Closing.

The completion of the transactions contemplated by this Agreement (the “Closing”) shall occur as of 11:00 a.m., local time, on the date hereof (the “Closing Date”), at the offices of Vinson & Elkins L.L.P., Houston, Texas.

Section 8.2.           Obligations of Seller at Closing.

At the Closing, upon the terms of this Agreement, Seller shall deliver or cause to be delivered to Purchaser and Crimson Parent, or perform or cause to be performed, the following:

(a)           the Assignment of Membership Interest, duly executed by Seller;

(b)           the Transition Services Agreement, duly executed by Anadarko and the Company;

(c)           the Seismic License, duly executed by Anadarko and the Company;

(d)           the Registration Rights Agreement, duly executed by Seller; and

(e)           the Conveyance (as defined in the Anadarko Purchase Agreement), duly executed by the Company and Anadarko.

Section 8.3.           Obligations of Purchaser at Closing.

At the Closing, upon the terms of this Agreement, Purchaser and Crimson Parent shall deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a)           a wire transfer of the Closing Payment, by wire transfer of immediately available funds;

(b)           a certificate, in proper form, issued in the name of Seller and evidencing the number of shares of Crimson Parent Common Stock that comprise the Stock Purchase Price;

(c)           a legal opinion of counsel to Purchaser, dated as of the Closing, to the effect that the Purchased Shares have been validly issued, fully paid and nonassessable, in form and substance reasonably satisfactory to Seller;

(d)           the Assignment of Membership Interest, duly executed by Purchaser; and

(e)           the Registration Rights Agreement, duly executed by Crimson Parent.

Section 8.4.           Closing Adjustments.

(a)           Seller has prepared and delivered to Purchaser, based upon the best information available to Seller, the preliminary settlement statement attached hereto as Exhibit J estimating the cash portion of the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 (which statement is consistent in all material respects, to the extent applicable to the Assets, with the preliminary settlement statement delivered by Anadarko to Seller pursuant to the Anadarko Purchase Agreement).  The estimate delivered in accordance with this Section 8.4(a) constitutes the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).  Purchaser has had the opportunity to review and discuss the preliminary settlement statement with Seller.

(b)           As soon as reasonably practicable after the Closing but not later than ninety (90) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the cash portion of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Cash Purchase Price”).  Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item.  Seller shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement.  Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.  As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement.  Seller and Purchaser shall undertake to agree on the final statement of the Final Cash Purchase Price no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”).  In the event that Seller and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to Ernst & Young LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Seller, for review and final determination (the “Agreed Accounting Firm”).  If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm.  The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Cash Purchase Price and the records relating thereto only with respect to items identified by Purchaser in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments.  Each party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants).  The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including, but not limited to, making available books, records and, as available, personnel as reasonably required.  The Agreed Accounting Firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(b).  The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof.  In determining the proper amount of any adjustment to the Final Cash Purchase Price, the Agreed Accounting Firm shall not increase the Final Cash Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Purchaser, as applicable, and may not award damages or penalties to either party with respect to any matter.  Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Purchaser shall bear one-half of the costs and expenses of the accounting firm.  Within ten

(10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller in cash (by wire transfer of immediately available funds) the amount by which the Final Cash Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser in cash (by wire transfer of immediately available funds) the amount by which the Closing Payment exceeds the Final Cash Purchase Price, as applicable.  Any post-Closing payment pursuant to this Section 8.4(b) shall bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Purchaser and Seller have executed the final settlement statement.

(c)           All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to an account designated in writing by Seller, for the credit of Seller.  All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 9
POST-CLOSING OBLIGATIONS; INDEMNIFICATION;
LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 9.1.           Receipts.

Except as otherwise provided in this Agreement, any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Final Cash Purchase Price (following the final adjustment pursuant to Section 8.4(b)) shall be treated as follows:  (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which the Company is entitled under Section 1.4 shall be the sole property and entitlement of the Company, and, to the extent received by Seller (including pursuant to Section 1.4 of the Anadarko Purchase Agreement), Seller shall fully disclose, account for and remit the same promptly to the Company, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Seller or Anadarko is entitled under Section 1.4 shall be the sole property and entitlement of Seller or Anadarko, as applicable, and, to the extent received by Purchaser or any of its Affiliates (including the Company), Purchaser shall fully disclose, account for and remit, or cause to be remitted, the same promptly to Seller or Anadarko, as applicable.

Section 9.2.           Expenses.

Except for Royalty Amounts and except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Final Cash Purchase Price (following the final adjustment pursuant to Section 8.4(b)) shall be treated as follows:  (a) all Property Costs for which Seller or Anadarko is responsible under Section 1.4 shall be the sole obligation of Seller or Anadarko, as applicable, and Seller or Anadarko, as applicable, shall promptly pay, or if paid by Purchaser or any of its Affiliates (including the Company), promptly reimburse Purchaser for and hold Purchaser and its Affiliates (including the Company) harmless from and against same; and (b) all Property Costs for which Purchaser or the Company is responsible under Section 1.4 shall be the sole obligation of Purchaser and the Company, and Purchaser shall promptly pay, or if paid by Seller (including pursuant to Section 1.4 of the Anadarko Purchase Agreement), promptly reimburse Seller for and hold Seller harmless from and against same.  Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller or Anadarko is wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Purchaser or the Company is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller or Anadarko is liable without the prior written consent of Seller, such consent not to be unreasonably withheld.  Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or any of its Affiliates (including the Company) and relating to periods for which Seller is partially responsible.

Section 9.3.           Assumed Anadarko Obligations.

Subject to the indemnification by Anadarko under Section 11.5 of the Anadarko Purchase Agreement, Purchaser acknowledges and understands that on the Anadarko Closing Date, the Company assumed and agreed to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Anadarko, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense, (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws, and (h) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of production from the Assets other than any royalties owed on account of production from the Properties before the Closing Date as a result of or attributable to the resolution of the Proceedings set forth on Schedule 9.3 (collectively, “Royalty Amounts”)(all of said obligations and liabilities, excluding the Excluded Anadarko Obligations, herein being referred to as the “Assumed Anadarko Obligations”).  Purchaser, Crimson Parent and the Company, on the one hand, and Seller, on the other hand, agree and acknowledge that the Company shall be responsible for, and shall fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the obligations and liabilities relating to or arising out of the Proceedings set forth on Schedule 9.3 that were assumed by the Company at the Anadarko Closing pursuant to Anadarko Purchase Agreement and the Conveyance (as defined in the Anadarko Purchase Agreement) and that such obligations and liabilities relating to or arising out of the Proceedings shall constitute Assumed Anadarko Obligations. Seller and not Company shall be responsible for the obligations and liabilities relating to or arising out of the other

Proceedings (other than those set forth on Schedule 9.3) that were assumed by Seller at the Anadarko Closing pursuant to Anadarko Purchase Agreement and the Conveyance (as defined in the Anadarko Purchase Agreement).  Following the Closing, Purchaser shall cause the Company to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the Assumed Anadarko Obligations.

Section 9.4.           Survival.

(a)           All representations and warranties of Seller and Purchaser contained herein shall survive the Closing Date and shall terminate on the first anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Section 5.3, Section 5.4, Section 5.6, Section 6.2, Section 6.3, and Section 6.5 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period and (ii) the representations and warranties contained in Section 5.5 and the Anadarko Warranties and covenants to which Seller Indemnified Persons are entitled to indemnification pursuant to Section 9.5(e) shall survive the Closing Date and shall terminate on the first anniversary of the Anadarko Closing Date.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement.  The covenants and other agreements of Seller and Purchaser set forth in this Agreement shall survive the Closing Date until fully performed.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 9 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 9.4(a).  If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 9.4(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice.  A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 9.5.           Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 9, Seller shall indemnify, defend and hold harmless the Company, Purchaser and Crimson Parent and their managers, directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to:

(a)           any breach of any representation or warranty of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement;

(c)           any waiver, amendment or modification of a covenant of Anadarko contained in the Anadarko Purchase Agreement that relates to the Assets and for which Seller does not obtain Purchaser’s prior written consent in accordance with Section 7.6;

(d)           the ownership, use or operation, following the Anadarko Closing Date, of the Assets (as defined in the Anadarko Purchase Agreement) acquired directly by Seller (and not by the Company) pursuant to the Anadarko Purchase Agreement;

(e)           any breach of any Anadarko Warranty or any breach or nonfulfillment of or failure to perform any covenant or agreement of Anadarko contained in the Anadarko Purchase Agreement, in each case, only insofar as, and solely to the extent that, (i) such breach or nonfulfillment adversely affects the Assets and (ii) subject to the Section 9.5(e) Deductible and disregarding the Anadarko Deductible, any Purchaser Indemnified Person would be entitled to indemnification under Section 11.5(a) or 11.5(b) of the Anadarko Purchase Agreement if the Purchaser Indemnified Person were the purchaser under the Anadarko Purchase Agreement; and

(f)            other than the Assumed Anadarko Obligations and the obligations of Purchaser and the Company pursuant to Section 7.6(d), the Assumed Seller Obligations (as defined in the Anadarko Purchase Agreement).

Section 9.6.           Indemnification by Purchaser.

From and after the Closing, subject to the terms and conditions of this Article 9, Purchaser, the Company and Crimson Parent shall jointly and severally indemnify, defend and hold harmless Seller and its directors, officers, employees, agents, consultants, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s successors, permitted assigns of this Agreement and Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)           any breach of any representation or warranty of Purchaser or Crimson Parent contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser or Crimson Parent to Seller in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser, Crimson Parent or the Company contained in this Agreement or confirmed in any certificate furnished by or on behalf of Purchaser or Crimson Parent to Seller in connection with this Agreement;

(c)           the ownership, use or operation of the Assets after the Effective Time;

(d)           Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets; and

(e)           the Assumed Anadarko Obligations.

Section 9.7.           Indemnification Proceedings.

(a)           In the event that any claim or demand for which Seller, on the one hand, or Purchaser, the Company and Crimson Parent, on the other hand, (such Person, an “Indemnifying Party”) may be liable to an Purchaser Indemnified Person under Section 9.5 or to an Seller Indemnified Person under Section 9.6 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim,”) the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 9, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 9.7, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).  If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party.  The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder.  The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

(d)           Notwithstanding the foregoing, the rights and obligations of Seller, on the one hand, and Purchaser, the Company and Crimson Parent, on the other hand, under this Section 9.7 shall be subject (and subordinate) to the rights and obligations of Anadarko pursuant to Section 11.7 of the Anadarko Purchase Agreement as to any Third Party Claims under the Anadarko Purchase Agreement for which Anadarko has the right to control the defense thereof insofar as such Third Party Claim under the Anadarko Purchase Agreement relates to the matters indemnified by Seller hereunder.

Section 9.8.           Limitations on Indemnities.

(a)           Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify any Purchaser Indemnified Persons for Losses pursuant to Section 9.5(a), and Purchaser, the Company and Crimson Parent shall not be obligated to indemnify the Seller Indemnified Persons for Losses pursuant to Section 9.6(a), in each case, pursuant to this Article 9 unless and until the amount of all Losses incurred by Purchaser Indemnified Persons, or by Seller Indemnified Persons, as the case may be, exceeds, in the aggregate, $2,000,000 (the “Deductible”), in which event the party or parties seeking indemnity may recover all Losses incurred in excess of the Deductible, and (ii) Seller’s maximum liability for Losses pursuant to Section 9.5(a), and Purchaser’s, the Company’s and Crimson Parent’s aggregate maximum liability for Losses pursuant to Section 9.6(a), in each case, shall be $30,000,000; provided, however, that, notwithstanding the foregoing, the Deductible shall not apply to (and the Indemnified Parties shall be entitled to be indemnified for all Losses relating to) any claims based on the occurrence of common law actual fraud and (B) any claims asserted under Section 9.5(a), or Section 9.6(a) insofar as such claims relate to any breach of Fundamental Representations or any certificate to the extent based on any such Fundamental Representation.

(b)           Notwithstanding the foregoing, Seller shall not be obligated to indemnify any Purchaser Indemnified Persons for Losses pursuant to Section 9.5(e) unless and until the amount of all Losses incurred by Purchaser Indemnified Persons pursuant to Section 9.5(e) exceeds, in the aggregate, $7,500,000 (the “Section 9.5(e) Deductible”), in which event the party or parties seeking indemnity may recover all Losses incurred in excess of the Section 9.5(e) Deductible; provided, however, that Seller’s maximum liability for Losses pursuant to Section 9.5(e) shall be $75,000,000.

(c)           Solely for purposes of calculating the amount of Losses incurred, arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(d)           The liability of any party under Article 9 shall be in addition to, and not exclusive of, any other liability that such party may have at Law or equity based on such party’s common law actual fraud.  None of the provisions set forth in this Agreement, including, but not limited to, the provisions set forth in Section 9.4(b) (relating to limitations on the period during which a claim for indemnification may be brought) or Section 9.8(a) (relating to the Deductible), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at Law or equity based on any other party’s common law actual fraud, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for common law actual fraud, (ii) the time period during which a claim for common law actual fraud may be brought or (iii) the recourse which any such party may seek against another party with respect to a claim for common law actual fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.8(d), nor any reference to this Section 9.8(d) throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for common law actual fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

Section 9.9.           Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO BY SELLER PURSUANT TO SECTION 4.3, EACH OF PURCHASER, CRIMSON PARENT AND THE COMPANY HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER, CRIMSON PARENT OR THE COMPANY MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 9.10.        Disclaimers.

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES (INCLUDING CRIMSON PARENT AND THE COMPANY), EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER, CRIMSON PARENT OR THE COMPANY BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c) AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR,

CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES (INCLUDING CRIMSON PARENT AND THE COMPANY), OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER, THE COMPANY AND CRIMSON PARENT SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT EACH OF PURCHASER, THE COMPANY AND CRIMSON PARENT HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER, THE COMPANY AND CRIMSON PARENT DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER, THE COMPANY AND CRIMSON PARENT SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 9.11.        Waiver of Trade Practices Acts.

(a)           It is the intention of the parties that Purchaser’s and Crimson Parent’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”) or the Louisiana unfair trade practices and consumer protection law, La. R.S. 51:1402, et seq. (the “UTPCPL”).  As such, each of Purchaser and Crimson Parent hereby waives the applicability of the DTPA and the UTPCPL to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA and/or the UTPCPL, whether such duties, rights and remedies are applied directly by the DTPA or the

UTPCPL itself or indirectly in connection with other statutes; provided, however, neither Purchaser nor Crimson Parent waives § 17.555 of the DTPA.  Each of Purchaser and Crimson Parent acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.  The foregoing waivers shall be applicable to the Affiliates of Purchaser and Crimson Parent.

(b)           Each of Purchaser and Crimson Parent expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and the UTPCPL and this waiver of the DTPA and the UTPCPL.  Each of Purchaser and Crimson Parent further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA and the UTPCPL.

Section 9.12.        Redhibition Waiver.

Each of Purchaser and Crimson Parent waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2475 and 2520 through 2548, and acknowledges that this express waiver shall be considered a material and integral part of this transaction and the consideration thereof.  Each of Purchaser and Crimson Parent acknowledges that this waiver has been brought to its attention and has been explained in detail and that each of Purchaser and Crimson Parent has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Assets.  The foregoing waivers shall be applicable to the Affiliates of Purchaser and Crimson Parent.

ARTICLE 10
MISCELLANEOUS

Section 10.1.        Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10.2.        Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing
Telephone: (214) 368-2084
Telecopy: (214) 706-3409

With a copy to (which:	Vinson & Elkins L.L.P.
shall not constitute	2001 Ross Avenue, Suite 3700
notice to Seller)	Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Telephone: (214) 220-7797
Telecopy: (214) 999-7797
Attention: P. Gregory Hidalgo
Telephone: (214) 220-7959
Telecopy: (214) 999-7959

If to Purchaser or	Crimson Exploration Operating, Inc.
Crimson Parent:	717 Texas Avenue, Suite 2900
Houston, Texas 77002
Attention: Tracy Price
Telephone: (713) 236-7400
Fax: (713) 236-4402

Any party may change its address for notice by notice to the other in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 10.3.        Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement.  Seller will determine, and Purchaser will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that is due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Tax to Seller or to the appropriate Governmental Body.  If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.

Section 10.4.        Expenses.

Except as otherwise expressly provided in Section 10.3 or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and (b) all such expenses incurred by Purchaser or Crimson Parent shall be borne solely and entirely by Purchaser and Crimson Parent.

Section 10.5.        Change of Name.

Following the Closing, each of Purchaser and Crimson Parent shall comply (and shall cause the Company and all other Affiliates of Purchaser and Crimson Parent to comply) with the obligations of Seller pursuant to Section 12.5 of the Anadarko Purchase Agreement insofar as such obligations relate to the Assets.  Without limiting the generality of the foregoing, as promptly as practicable, but in any case within ninety (90) days after the Anadarko Closing Date, Purchaser and Crimson Parent shall eliminate (and shall cause the Company and all other Affiliates of Purchaser and Crimson Parent to eliminate) (i) the names “Anadarko Petroleum Corporation”, “Anadarko” and any variants thereof, (ii) any names of Anadarko’s Affiliates and any variants thereof, (iii) the name “EXCO” and any variants thereof and (iii) any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Anadarko or Seller or any of their respective Affiliates.

Section 10.6.        Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any of its Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser or the Company.  Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser or the Company, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or any of its Affiliates or to consummate the transactions contemplated by this Agreement.

Section 10.7.        Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN DALLAS COUNTY, TEXAS.

Section 10.8.        Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 10.9.        Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.10.      Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.11.      Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 10.12.      Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 10.13.      No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Crimson Parent or the Company, on the one hand, or Seller, on the other hand, to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by Purchaser in respect of Purchaser Indemnified Persons and Seller in respect of Seller Indemnified Persons).

Section 10.14.      References.

In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)            “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 10.15.      Construction.

Each of Purchaser and Crimson Parent is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Seller and Purchaser and Crimson Parent has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 10.16.      Conspicuousness.

The parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 10.17.      Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to any party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 10.18.      Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 10.19.      Affiliate Liability.

Each of the following is herein referred to, for purposes of this Section 10.19, as an “Seller Affiliate”:  (i) any direct or indirect holder of equity interests in Seller (whether shareholders or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (a) Seller or (b) any Affiliate of Seller.  Except to the extent that a Seller Affiliate is an express signatory and party hereto, no Seller Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Purchaser and Crimson Parent hereby waive and release all claims of any such liability and obligation.

Section 10.20.      Schedules.

The disclosures in any Schedule must relate only to the representations and warranties in the Section of this Agreement to which it expressly relates and not to any other representation or warranty in this Agreement, unless some other representation and warranty is specifically and clearly referred to in such Schedule.

Section 10.21.      Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

EXCO RESOURCES, INC.

By:	/S/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

COMPANY:

SOUTHERN G HOLDINGS, LLC

By:	/S/ R. L. Hodges
Name:	R. L. Hodges
Title:	Vice President - Land

PURCHASER:

CRIMSON EXPLORATION OPERATING, INC.

By:	/S/ Tracy Price
Name:	Tracy Price
Title:	Senior Vice President of Land and Business Development

CRIMSON PARENT:

CRIMSON EXPLORATION INC.

By:	/S/ Tracy Price
Name:	Tracy Price
Title:	Senior Vice President of Land and Business Development

SIGNATURE PAGE

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

SOUTHERN G HOLDINGS, LLC